Exhibit 1

NEWS RELEASE

NORTH AMERICAN PALLADIUM COMPLETES RIGHTS OFFERING

Toronto, Ontario, September 15, 2015 — North American Palladium Ltd. (“NAP” or the “Company”) (TSX: PDL) (OTC PINK: PALDD) is pleased to announce that it has completed its previously announced rights offering (the “Rights Offering”) raising gross proceeds of approximately C$50 million.

A total of 8,379,613 common shares were purchased under the Rights Offering. Pursuant to the basic subscription privilege, approximately 8.0 million common shares were subscribed for by rightholders, including approximately 7.7 million common shares by NAP’s largest shareholder, Brookfield Capital Partners Ltd. (“Brookfield”). 10,219 common shares were purchased under the additional subscription privilege.

Pursuant to the terms of the backstop agreement dated June 18, 2015 (the “Backstop Agreement”), Brookfield and Polar Securities Inc. (“Polar”) purchased an aggregate of approximately 0.4 million common shares not otherwise purchased by rightholders under the basic subscription privilege and additional subscription privilege (the “Backstop Commitment”). In consideration for the Backstop Commitment, the Company issued 226,131 common shares to Brookfield and 25,126 common shares to Polar.

Upon completion of the Rights Offering, a total of 58,126,526 common shares are issued and outstanding. Upon completion of the Rights Offering, Brookfield holds approximately 53.5 million common shares, representing approximately 92% of the issued and outstanding common shares or substantially the same ownership percentage as prior to the Rights Offering.

The net proceeds of the Rights Offering will be used by NAP to fund repayment of amounts owing under the bridge loan facility with Brookfield and ongoing operations at the LDI Mine.

About North American Palladium

NAP is an established precious metals producer that has been operating its Lac des Iles mine (LDI) located in Ontario, Canada since 1993. LDI is one of only two primary producers of palladium in the world, offering investors exposure to palladium. The Company’s shares trade on the TSX under the symbol PDL and on the OTC Pink under the symbol PALDD.

Cautionary Statement on Forward-Looking Information

Certain information contained in this news release constitutes ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of Canadian securities laws and the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The words ‘planned’, ‘preliminary’, ‘believe’, ‘forecast’, ‘will’, ‘anticipate’, ‘expect’, ‘would’, ‘could’, ‘estimate’, ‘promising’ and similar expressions identify forward-looking statements. Forward-looking statements in this news release include, without limitation: use of the net proceeds of the Rights Offering. Forward-looking statements involve known and unknown risk factors that may cause the actual results to be materially different from those expressed or implied by the forward-looking statements. For more details on these and other risk factors see the Company’s most recent

Annual Information Form/Form 40-F on file with Canadian provincial securities regulatory authorities and the SEC.

Forward-looking statements are also based upon a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The factors and assumptions contained in this news release include, but are not limited to: the Company’s ability to continue normal business operations at its Lac des Iles mine, that metal prices and exchange rates between the Canadian and United States dollar will be consistent with the Company’s expectations, that there will be no significant disruptions affecting operations, and that prices for key mining and construction supplies will remain consistent with the Company’s expectations. The forward-looking statements are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

For further information please contact:

Christine Napierala, Interim Vice President, Finance & CFO

Telephone: 807-622-8833 Ext. 3002

cnapierala@nap.com